Contacts:
Steven L. Moore
Chief Financial Officer
925 245 3400
investor.relations@adept.com

ADEPT REPORTS FINANCIAL RESULTS FOR ITS FOURTH QUARTER
AND FISCAL YEAR 2006

Livermore, CA - October 13, 2006 - Adept Technology, Inc. (Nasdaq: ADEP), a leading provider of control software, precision robotics and automation services, today reported financial results for its fiscal fourth quarter and year ended June 30, 2006 and announced the restatement of its fiscal 2006 quarterly reports.

Fourth quarter 2006 revenues were $14.9 million, a 4% increase compared with revenues of $14.4 million for the fourth quarter of 2005. Revenues for the full year ended June 30, 2006 were $57.6 million, up 14% from revenues of $50.5 million for fiscal 2005. Fourth quarter 2006 net income was $984,000, or $0.14 per basic share outstanding, compared with net income of $903,000, or $0.15 per basic share, for the fourth quarter of 2005. Net income for the full year 2006 was $538,000, or $0.08 per basic share outstanding, compared with net income of $1.3 million, or $0.21 per basic share for the prior year. Net income for 2006 includes non-cash stock compensation expense of $1.2 million, associated primarily with the valuation of stock options, as required by FAS 123R. No stock compensation expense was included in 2005 earnings. Additionally, net income reflects a gain on currency exchange of $86,000 for the full fiscal year 2006 compared with a gain on currency exchange and other income of $584,000 in fiscal 2005.

Gross margin for fiscal 2006 was 47.3%, compared with gross margin of 45.9% in the previous year. Operating income for fiscal 2006 was $566,000, compared with operating income of $874,000 in fiscal 2005. Operating income for fiscal 2006 includes stock compensation expense of $1.2 million while fiscal 2005 operating income does not.

Cash, cash equivalents and short-term investments as of June 30, 2006 were $14.1 million, as previously reported, compared with $5.3 million as of June 30, 2005. The increase in 2006 includes $10.0 million received during the fourth quarter of fiscal 2006 from the previously announced private placement of Adept’s common stock with Crosslink Capital.

Rob Bucher, chief executive officer of Adept, commented, “Fiscal 2006 was a solid operational year and a year of significant achievements in Adept’s strategy to deliver revenue growth and position the company to take advantage of new market opportunities on a global basis. We continue to deliver on our plans to make strategic investments in our products, realign our sales structure around key vertical markets and build a strong new revenue stream from selling services to our installed base. Despite the reductions in income reflected in the restatements of our fiscal 2006 interim results, operational streamlining and more favorable product mix yielded improvements in our margins and operational model from 2005.”

Business Highlights in Fiscal 2006

During fiscal 2006, Adept made significant achievements in a number of areas, including:

•	Continued profitability in fiscal 2006, with no debt.

•	Successful relisting on NASDAQ in November 2005, enabling Adept to gain financial market visibility essential to the Company’s efforts to deliver continued enhanced growth and shareholder value.

•
Continued leadership in the SCARA Precision Assembly Robot market. Adept remained the number one provider in Europe and the U.S., recording nearly 50% served market share according to recent statistics from the International Federation of Robots.

•
Record deliveries of robots and controllers. Adept shipped nearly 1,300 multi-axis SCARA and Viper robot mechanisms during the year, an increase of 31% from 2005. The Company also shipped nearly 3,000 Smart Servo robot controllers, primarily for disk drive makers and manufacturers in Asia, an increase of 114% year over year.

•
Successful establishment of a worldwide service and support business to drive revenue growth and leverage the Company’s installed base. With a core focus on remanufacturing and refurbishment of legacy Adept robot systems, Adept recorded a 27% revenue increase in this business year-over-year and has begun extending upgrade packages to non-Adept brand robots.

•
The implementation of a new vertical market-driven sales focus to identify and exploit the sweet spots for Adept’s current and future solutions, in particular lab automation and medical device manufacturing in the U.S., industries that are expected to invest significantly in automation in the next few years.

•
Revenue growth in “evergreen” service markets, international markets and with multinational companies within Adept’s new vertical market focus. This growth offset continued weakness in traditional U.S. manufacturing markets, such as automotive and automotive supply.

•
Opening of new testing and support facilities in Europe. This initiative goes hand in hand with the Company’s internationalization of its operations over the last few years, bringing service, manufacturing and delivery capabilities closer to Adept’s offshore customers. This contributed to record robot sales in Germany and France, with most Cobra products delivered directly from Germany.

•
Establishment of sales and marketing programs and infrastructure in Asia in fiscal 2006, positioning Adept to take advantage of emerging markets opportunities for SCARA robots and Adept motion and vision software in India and China and other Asian markets.

•
Successful execution on a strategy to expand Adept’s product portfolio into the 6-axis marketplace, using third-party mechanisms married to Adept SmartControl. This marketplace is estimated to be ten times larger than the SCARA market. Adept’s initial focus is on flexible assembly markets in Europe.

•
New engineering investment in control platforms and vision applications to support today’s markets, address traditional market competition and extend Adept into new opportunities for precision movement combined with specialized machine vision capability.

Restatement Update

As the Company previously announced, in the course of conducting the year end consolidation of its financial results and the audit of those results, Adept discovered errors in a number of accounts, primarily involving intercompany eliminations associated with its consolidation of international subsidiaries, as well as the translation of foreign currency account balances. As a result of its review of these errors, the Company delayed the filing of its Annual Report on Form 10-K for fiscal 2006 and will restate its interim financial statements for each of its first three quarterly periods of fiscal 2006, but does not expect to restate its financial statements for any prior fiscal year. Later today Adept will file with the SEC its Annual Report on Form 10-K for its fiscal year 2006, meeting its extended SEC filing deadline. The Company also expects to file its amended Form 10-Qs for each of its first three quarters in fiscal 2006 as soon as possible after filing its Form 10-K.

To correct the errors found in its accounts and prepare reliable financial statements, the Company determined that it was necessary to essentially re-perform the consolidation of its financial statements for the interim periods of fiscal 2006. The consolidations completed to address these errors resulted in adjustments to cost of sales, foreign currency exchange gain/(loss), net income/(loss), earnings/(loss) per share, cash, receivables, inventory, accounts payable, accrued liabilities and stockholders’ equity, certain of which adjustments were material to one or more of the interim financial statements for the quarterly periods of fiscal 2006. As will be further discussed in Adept’s Annual Report on Form 10-K and amended Quarterly Reports on Form 10-Q/A, the restatements will not revise previously reported revenue for any period, but result in income before income taxes for fiscal 2006 of $615,000 (versus the $800,000 previously indicated as expected by the Company), as compared with $1.3 million in the prior year. The restatements also result in the reduction of previously reported net income for the quarter ended September 30, 2005 by approximately ($516,000) creating a net loss of approximately ($356,000) for that quarter compared to previously reported net income; an increase in the previously reported net loss for the quarter ended December 31, 2005 by approximately ($252,000) to approximately ($262,000) for that quarter; and a reduction of the previously reported net income for the quarter ended March 31, 2006 of approximately ($1.1 million) to approximately $172,000.

“It is very disappointing, in light of the investments and achievements we made in our products, markets and international capabilities in fiscal 2006, that our accounting and financial systems did not keep pace,” continued Bucher. “We are committed to investing the resources and attention required to effectively manage the financial functions of the company in keeping with our ambition to grow on a global basis.”

Conference Call

The Company will hold a conference call with management to discuss its fiscal 2006 results within the next few days and will provide prior notice of the call.

About Adept Technology, Inc.

Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements including statements regarding growth, revenues, cash, results of our review of our historical financial statements, the financial impact and extent of the restatements and the timing of the filing of restated financials that involve a number of risks and uncertainties. The Company’s actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to: customers’ ability to pay invoices in a timely manner; the risk that some customers may become insolvent; future economic, competitive and market conditions including those in Europe and Asia and those related to the Company's strategic markets; risks of acceptance of the Company’s new or current products in the marketplace; the financial and operating risks and regulatory requirements associated with international operations; the cyclicality of capital spending of the Company’s customers and lack of long-term customer contracts; dependence on the continued growth of the intelligent automation market; rapid technological change and competition within the intelligent automation industry; the lengthy sales cycles for the Company’s products; the Company’s significant fixed costs which are not easily reduced; risks associated with sole or single sources of supply and lengthy procurement lead times; risks associated with the seasonality of the Company’s products; risks associated with product defects; potential delays associated with the development and introduction of new products or software releases; the Company’s ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; risks associated with variations in our gross margins based on factors not always in Adept's control; potential securities class action litigation if Adept's stock price remains volatile or operating results suffer; the potential failure to develop and enhance an effective system of internal controls and disclosure controls resulting in inaccurately reporting our financial results; and costs of being a public company as a result of legislation requiring greater general and administrative to be incurred and higher insurance costs.

For a discussion of risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2006 which will be filed later today and quarterly report on Form 10-Q for the quarter ended April 1, 2006 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Factors Affecting Future Operating Results contained therein.

ADEPT TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2006	2005	2004
	(in thousands, except per share data)

Revenues	$57,637	$50,480	$49,084
Cost of revenues	30,349	27,319	29,488
Gross margin	27,288	23,161	19,596
Operating expenses:
Research, development and engineering	7,143	6,868	7,082
Selling, general and administrative	19,406	15,257	14,279
Restructuring charges (reversals)	(22)	(33)	(697)
Amortization of other intangible assets	195	195	538
Total operating expenses	26,722	22,287	21,202
Operating income (loss)	566	874	(1,606)
Other income	-	314	-
Currency exchange gain	86	270	304
Interest income (expense), net	(37)	(163)	(362)

Income (loss) from continuing operations before income taxes	615	1,295	(1,664)
Provision for (benefit from) income taxes	77	-	(1,555)
Income (loss) from continuing operations	538	1,295	(109)
Loss from discontinued operations	-	-	(7,216)
Net income (loss)	$538	$1,295	$(7,325)

Basic income (loss) per share from:
Continuing operations	$0.08	$0.21	$(0.02)
Discontinued operations	0.00	0.00	(1.33)
Basic income (loss) per share	$0.08	$0.21	$(1.35)

Diluted income (loss) per share from:
Continuing operations	$0.08	$0.19	$(0.02)
Discontinued operations	0.00	0.00	(1.33)
Diluted income (loss) per share	$0.08	$0.19	$(1.35)

Basic number of shares used in computing per share amounts from:
Continuing operations	6,412	6,063	5,427
Discontinued operations	6,412	6,063	5,427

Diluted number of shares used in computing per share amounts from:
Continuing operations	6,784	7,873	5,427
Discontinued operations	6,784	7,873	5,427

ADEPT TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2006	June 30, 2005
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$10,062	$5,334
Short-term investments	3,995	-
Accounts receivable, less allowance for doubtful accounts of $467 in 2006
and $754 in 2005	11,591	11,184
Inventories, net	11600	10,201
Other current assets	439	642
Total current assets	37,687	27,361

Property and equipment at cost	12,076	10,112
Less accumulated depreciation and amortization	9,480	8,869
Property and equipment, net	2,596	1,243
Goodwill	3,176	3,176
Other intangible assets, net	34	228
Other assets	199	201
Total assets	$43,692	$32,209

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Subordinated convertible note	$-	$3,000
Accounts payable	6,952	6,916
Accrued warranty	1,638	2,040
Other accrued liabilities	1,980	2,310
Total current liabilities	10,570	14,266

Long-term liabilities	433	242
Total liabilities	11,003	14,508

Commitments and contingencies

Redeemable convertible preferred stock	-	-

Total stockholders' equity	32,689	17,701
Total liabilities and stockholders' equity	$43,692	$32,209